Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Senior Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS EARNINGS

FOR THE FIRST QUARTER OF 2008

Midlothian, Virginia, May 2, 2008. Thomas W. Winfree, President and Chief Executive Officer of Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC) in Midlothian, Virginia, announced today the Company’s net income for the three months ended March 31, 2008 of $93,000 or $0.04 per fully diluted share, compared to net income of $359,000 or $0.13 per fully diluted share for the same period in 2007. Net income for the first quarter of 2008 represents a decrease of $266,000, or 74%, over the same period in 2007.

Mr. Winfree commented, “We are obviously disappointed with our profitability in the first quarter, however, as we discussed in our fourth quarter 2007 press release, our earnings in 2008 will be depressed from prior periods due to the significant turmoil in the financial markets. While we are concerned about profitability in 2008 and are focused on ways to improve it, we are excited about our upcoming merger with River City Bank which we believe will greatly strengthen our coverage of the Richmond metropolitan market area. As we indicated in our press release concerning this merger, it will enhance our earnings in 2008.”

In the latter half of 2007, the financial markets experienced significant turmoil due to the collapse of the subprime mortgage loan market which has had a detrimental affect on banking in general. The collapse of the mortgage asset market has led to what many consider a recessionary economy and resulted in extraordinary write-offs of mortgage related assets by many banks. The detrimental affect of the collapse in the mortgage asset market has continued in the first quarter of 2008 depressing bank stock values. In reaction first to the mortgage market collapse and most recently to the real possibility of a recession, the Federal Open Market Committee of the Federal Reserve reduced short-term interest rates significantly in the last three months of 2007 and has continued to decrease rates in 2008. With this significant decline in short-term interest rates and how rapidly in which they were made, our earnings in the fourth quarter of 2007 and now the first quarter of 2008 have declined over prior periods. This decline in our earnings is a result of a significant portion of our loan portfolio, the primary source of revenue to Village Bank, having interest rates that adjust according to the direction of short-term interest rates. Accordingly, as short-term rates are reduced by the Federal Reserve, the income from our loan portfolio is reduced. While the reduction of short-term interest rates will also reduce the rates we pay on deposits, our largest expense, the reduction in interest rates paid on deposits will be slower than the reduction of interest rates on our loan portfolio as deposits generally do not reprice as quickly as loans. Consequently, our net interest income, the primary source of our earnings, will be negatively impacted as long as short-term interest rates continue to be reduced by the Federal Reserve.

While the decline in short-term interest rates has had a detrimental affect on our profitability in 2008, we have never owned nor have we ever originated subprime mortgage loan product and thus are not exposed to the kinds of write-offs of such assets many banks have had to make. We are cautiously optimistic about our asset quality during this downturn in the economy. However, our nonaccrual loans increased from 0.66% of total assets at December 31, 2007 to 1.71% at March 31, 2008. Though this represents a significant increase in nonaccrual loans, we believe the collateral supporting these loans will serve to minimize any loss to Village Bank.

Net interest income increased only slightly from $2,726,000 for the first quarter of 2007 to $2,785,000 for the first quarter of 2008, and decreased significantly from $3,114,000 for the fourth quarter of 2007. Changes in net interest income are attributable to changes in the volume of interest-sensitive assets and liabilities and changes in interest rates. The following table shows the significant negative decline in interest rates had on the first quarter of 2008 compared to the first and fourth quarters of 2007:

	First Qtr	First Qtr
	2008 vs First	2008 vs Fourth
	Qtr 2007	Qtr 2007

Increase (decrease) in net interest
income due to changes in
Volume	$ 702,000	$ 104,000
Rate	(643,000)	(433,000)

Total increase in net interest income	$ 59,000	$ (329,000)

Our net interest margin for the first quarter of 2008 was 3.09% compared to 4.01% and 3.64% for the first and fourth quarters of 2007, respectively. Margin compression was the single largest factor in our decline in profitability in the first quarter of 2008 compared to 2007.

On the positive side, noninterest income of $758,000 for the first quarter of 2008 is $93,000 higher than noninterest income of $665,000 for the first quarter of 2007. This increase in noninterest income is primarily a result of higher gain on loan sales and fees from increased loan production by our mortgage banking subsidiary.

Noninterest expense increased by $515,000 from the first quarter of 2007 to the first quarter of 2008. The largest increases in noninterest expense occurred in salaries and benefits of $281,000, occupancy costs of $54,000, audit and accounting costs of $61,000 and the FDIC insurance assessment of $86,000. The increases in salaries and benefits and occupancy costs are a result of the growth of Village Bank; the increase in audit and accounting costs is directly related to implementation of the requirements of the Sarbanes-Oxley Act; and the increase in the FDIC insurance assessment is related to our capital ratios and overall growth.

Stockholders’ equity totaled $27,050,000 at March 31, 2008, which represented a book value of $10.49 per share. At March 31, 2008, Village Bank exceeded all regulatory capital requirements necessary to be classified as adequately capitalized.

Mr. Winfree concluded. “Our strategy as a community bank has always been to be the premier community bank serving the Richmond metropolitan area. That continues to be our strategy and the merger with River City Bank will help us be successful. In the past, growth has been central to this strategy, but now I believe is the time for a focus on profitability. We recognize that we have a responsibility to our shareholders to improve profitability and our share price to enhance shareholder value. While we are concerned that the current interest rate and economic environment will be detrimental to our earnings in 2008, you can rest assured that we will be focused primarily on taking whatever measures we can to improve profitability.”

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a merger (the “Merger”) between River City Bank (“River City”) and Village Bank and Trust Financial Corp. (“Village Bank”), including future financial and operating results, cost savings enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (ii) Village Bank’s and River City’s plans, objectives, expectations and intentions and other statements contained in this filing that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the respective managements of Village Bank and River City and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Village Bank and River City may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the Merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of River City and/or Village Bank may fail to approve the Merger; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Village Bank’s and River City’s markets could adversely affect operations; (10) an economic slowdown could adversely affect credit quality and loan originations; and (11) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K) filed by Village Bank with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov and by River City with the Board of Governors of the Federal Reserve System.

Village Bank and River City caution that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Village Bank or River City or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Village Bank and River City do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

River City and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of River City in connection with the Merger. Information about the directors and executive officers of River City and their ownership of River City common stock is set forth in the proxy statement, dated April 27, 2007, for River City’s 2007 annual meeting of shareholders, as filed with the Board of Governors of the Federal Reserve System on a Schedule 14A. Additional information regarding the interests of such participants may be obtained by reading the joint proxy statement/prospectus to be distributed to River City’s shareholders in connection with the Merger when it becomes available.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

Village Bank intends to file with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus and other relevant materials in connection with the Merger. The joint proxy statement/prospectus will be mailed to the shareholders of River City and Village Bank. Investors and security holders of River City and Village Bank are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about River City, Village Bank and the Merger.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by or Village Bank may be obtained free of charge at the SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the Board of Governors of the Federal Reserve System by River City by contacting William D. Stegeman, River City Bank, 6127 Mechanicsville Turnpike, Mechanicsville, VA 23111-4569, telephone 804-730-4300 or from River City’s web site at www.rivercitybank.org. Investors and security holders may obtain free copies of the documents filed with the SEC by Village Bank by contacting Thomas W. Winfree, Village Bank and Trust Financial Corp., 1231 Alverser Drive, Midlothian, VA 23113-2650, telephone 804-897-3900 or from Village Bank’s web site at www.villagebank.com.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

Financial Highlights
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Balance Sheet Data
Total assets	$ 400,204	$ 393,264
Investment securities	7,980	13,711
Loans held for sale	4,772	3,490
Loans, net	343,882	323,874
Deposits	344,912	339,297
Borrowings	26,371	24,737
Stockholders' equity	27,050	26,893
Book value per share	$ 10.49	$ 10.15
Total shares outstanding	2,579,725	2,562,088

Asset Quality
Allowance for loan losses to
Loans, net of unearned income	1.01%	1.06%
Nonaccrual loans	51.34%	134.20%
Nonperforming assets to total assets	1.80%	0.73%

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
Selected Operating Data
Interest income	$ 6,758	$ 5,644
Interest expense	3,973	2,918
Net interest income before
provision for loan losses	2,785	2,726
Provision for loan losses	249	208
Noninterest income	758	665
Noninterest expense	3,153	2,639
Income tax expense	48	185
Net income	93	359
Income per share
Basic	$ 0.04	$ 0.14
Diluted	$ 0.04	$ 0.13

Performance Ratios
Return on average assets	0.10%	0.49%
Return on average equity	1.38%	5.61%
Net interest margin	3.09%	4.01%
Efficiency	88.97%	77.80%

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